Exhibit 23.4
Consent of Independent Registered Public Accounting Firm
The Partners
Regency Energy Partners LP:

We consent to the incorporation by reference in the registration statements No. 333-140088, No. 333-167082, and No. 333-178573 on Form S-8 and registration statements No. 333-163424, No. 333-163834, No. 333-169307, No. 333-169901, and No. 333-174578 Form S-3 of Regency Energy Partners LP of our reports dated February 18, 2011, with respect to the consolidated balance sheets of Regency Energy Partners LP as of December 31, 2010 and 2009, and the related consolidated statements of operations, comprehensive income (loss), cash flows, and partners' capital and noncontrolling interest for the period from May 26, 2010 to December 31, 2010, the period from January 1, 2010 to May 25, 2010, and the years ended December 31, 2009 and 2008.

/s/ KPMG LLP
Dallas, Texas
February 22, 2012